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ITEM 77I- TERMS OF NEW OR AMENDED SECURITIES

1. At the September 2, 2004 Board Meeting, the Board of Trustees of ING Investors Trust (the "Trust") approved the creation of two new portfolios of the Trust to go effective April 29, 2005: ING Pioneer Fund Portfolio and ING Pioneer Mid Cap Value Portfolio.

2. At the November 10, 2004 Board Meeting, the Board of Trustees of ING Investors Trust (the "Trust") approved the creation of a new portfolio of the Trust to go effective April 29, 2005: ING Marsico International Opportunities Portfolio.

3. At the November 10, 2004 Board Meeting, the Board of Trustees of ING Investors Trust (the "Trust") approved the creation of a new portfolio of the Trust to go effective April 29, 2005: ING FMR(SM) Earnings Growth Portfolio.

4. At the November 10, 2004 Board Meeting, the Board of Trustees of ING Investors Trust (the "Trust") approved the establishment of ING JPMorgan Value Opportunities Portfolio as a new series of ING Investors Trust to go effective April 29, 2005.

5. At the January 6, 2005 Board Meeting, the Board of Trustees of ING Investors Trust (the "Trust") approved the re-designation of the Portfolio's Adviser Class shares to Service 2 Class shares and Retirement Class shares to Adviser Class shares with no effect upon the shareholders of the Portfolio, to be effective April 29, 2005.

6. At the March 30, 2005 Board Meeting the Board of Trustees of ING Investors Trust (the "Trust") approved the following:

     A. The creation of ING Index Plus International Equity Portfolio as a series of ING Investors Trust.

     B. The creation of ING MarketStyle Moderate Portfolio, ING MarketStyle Moderate Growth Portfolio and ING MarketStyle Growth Portfolio, each a series of ING Investors Trust.

     C. The creation of ING MarketPro Portfolio as a series of ING Investors Trust.